SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of

the Securities Exchange Act of 1934 (Amendment No.      )

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Rockwell Collins, Inc.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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December 18, 2006

Dear Shareowner:

You are cordially invited to attend the 2007 Annual Meeting of Shareowners of the Corporation.

The meeting will be held at The Cedar Rapids Marriott, 1200 Collins Road NE, Cedar Rapids, Iowa, on Tuesday, February 13, 2007, at 10:00 a.m. (Central Standard Time). At the meeting we will present a current report of the activities of the Corporation followed by discussion and action on the matters described in the Proxy Statement. Shareowners will have an opportunity to comment on or inquire about the affairs of the Corporation that may be of interest to shareowners generally.

If you plan to attend the meeting, please indicate your desire in one of the ways described in the box on the last page of the Proxy Statement.

We sincerely hope that as many shareowners as can conveniently attend will do so.

Sincerely yours,

Clayton M. Jones

Chairman, President and Chief Executive Officer

ROCKWELL COLLINS, INC.

400 Collins Road NE, Cedar Rapids, Iowa 52498

Notice of 2007 Annual Meeting of Shareowners

To the Shareowners of

ROCKWELL COLLINS, INC.:

Notice Is Hereby Given that the 2007 Annual Meeting of Shareowners of Rockwell Collins, Inc. will be held at The Cedar Rapids Marriott, 1200 Collins Road NE, Cedar Rapids, Iowa, on Tuesday, February 13, 2007, at 10:00 a.m. (Central Standard Time) for the following purposes:

(1)	to elect three members of the Board of Directors of the Corporation with terms expiring at the Annual Meeting in 2010;

(2)	to consider and vote upon a proposal to approve the selection by the Audit Committee of the Board of Directors of the firm of Deloitte & Touche LLP as auditors of the Corporation for fiscal year 2007; and

(3)	to transact such other business as may properly come before the meeting.

Only shareowners of record at the close of business on December 15, 2006 will be entitled to notice of, and to vote at, the meeting.

By order of the Board of Directors.

Gary R. Chadick

Secretary

December 18, 2006

Note: The Board of Directors solicits votes by the execution and prompt return of the accompanying proxy in the enclosed return envelope or by use of our telephone or Internet voting procedures.

ROCKWELL COLLINS, INC. PROXY STATEMENT

- i -

PROXY STATEMENT

The 2007 Annual Meeting of Shareowners of Rockwell Collins, Inc. will be held on February 13, 2007, for the purposes set forth in the accompanying Notice of 2007 Annual Meeting of Shareowners.

This statement and the accompanying proxy, which are first being sent to shareowners on or about December 26, 2006, are furnished in connection with the solicitation by the Board of Directors of proxies to be used at the meeting and at any adjournment thereof. If a shareowner duly executes and returns a proxy in the accompanying form or uses our telephone or Internet voting procedures to authorize the named proxies to vote the shareowner’s shares, those shares will be voted as specified, and if no specification is made, the shares will be voted in accordance with the recommendations of the Board of Directors. The proxy and any votes cast using our telephone or Internet voting procedures may be revoked prior to exercise at the meeting by delivering written notice of revocation to the Secretary of the Corporation, by executing a later dated proxy, by casting a later vote using the telephone or Internet voting procedures or by attending the meeting and voting in person.

VOTING SECURITIES

Only shareowners of record at the close of business on December 15, 2006, the record date for the meeting, are entitled to notice of, and to vote at, the meeting. On December 15, 2006, we had outstanding 167,999,505 shares of our Common Stock, par value $0.01 per share (Common Stock). Each holder of Common Stock is entitled to one vote for each share held. We have no class or series of shares currently outstanding other than our Common Stock.

ELECTION OF DIRECTORS

Our Board of Directors currently consists of ten members. This number is expected to be reduced to nine as of the Annual Meeting because Mr. Ferris will retire when his term expires at the Annual Meeting consistent with the retirement age policy in our Corporate Governance Guidelines. Our age policy requires each nominee for director to be under age 70 as of the meeting of shareowners for which he or she will stand for election. Mr. Ferris currently serves as Chairman of our Compensation Committee and is a member of our Audit Committee.

Our Restated Certificate of Incorporation provides that the Board of Directors shall consist of three classes of directors with overlapping three-year terms. One class of directors is to be elected each year with terms extending to the third succeeding Annual Meeting after election. The Restated Certificate of Incorporation provides that the Board of Directors shall maintain the three classes so as to be as nearly equal in number as the then total number of directors permits. The three directors in Class III who are elected at the 2007 Annual Meeting will serve for a term expiring at our Annual Meeting in the year 2010. The three directors in Class I and the three directors in Class II are serving terms expiring at our Annual Meetings in 2008 and 2009, respectively.

It is intended that proxies in the accompanying form properly executed and returned to our proxy tabulator or shares properly authorized to be voted in accordance with our telephone or Internet voting procedures will be voted at the meeting, unless authority to do so is withheld, for the election as directors of the three nominees specified in Class III — Nominees for Directors with Terms Expiring in 2010 (Donald R. Beall, Mark Donegan and Andrew J. Policano), each of whom now serves as a director with a term extending to the 2007 Annual Meeting and until a successor is elected and qualified. If for any reason any of the nominees is not a candidate (which is not expected) when the election occurs, it is expected that proxies in the accompanying form or shares properly authorized to be voted in accordance with our telephone or Internet voting procedures will be voted at the meeting for the election of a substitute nominee or, in lieu thereof, the Board of Directors may reduce the number of directors.

INFORMATION AS TO NOMINEES FOR DIRECTORS AND CONTINUING DIRECTORS

There is shown below for each nominee for director and each continuing director, as reported to us as of December 1, 2006, the nominee’s or continuing director’s name, age and principal occupation; the position, if any, with us; the period of service as a director of our company; other public company directorships held; and the committees of the Board of Directors on which the nominee or continuing director serves.

CLASS III — NOMINEES FOR DIRECTORS WITH TERMS EXPIRING IN 2010

Donald R. Beall Age 68

Retired Chairman and Chief Executive Officer, Rockwell International Corporation.  Mr. Beall has been a director of our company since June 2001 and served as non-executive Chairman of the Board from June 2001 to June 2002. He is the Chairman of the Executive Committee and a member of the Technology Committee. Mr. Beall is the retired Chairman and CEO of Rockwell International and was a director of Rockwell International from 1978 to February 2001. He served as Chairman/CEO of Rockwell International from 1988 to February 1998 and President from 1979 to 1988. Mr. Beall serves on the boards of Conexant Systems, Mindspeed Technologies and CT Realty. He is a former director of Jazz Semiconductor, Skyworks Solutions, Procter & Gamble, Times Mirror, Amoco and ArvinMeritor. He is a former trustee of California Institute of Technology, a member of various University of California — Irvine supporting organizations and an Overseer of the Hoover Institution at Stanford. He is an investor, director and/or advisor with several private companies and investment partnerships.

Mark Donegan Age 50

Chairman and Chief Executive Officer of Precision Castparts Corp.  Mr. Donegan has been a director of our company since June 2006. He is a member of the Compensation Committee. Mr. Donegan has been Chairman and Chief Executive Officer of Precision Castparts Corp. (metal components, investment castings, forgings and fasteners) since August 2003. He served as President, Chief Executive Officer and Chief Operating Officer of Precision Castparts from August 2002 to August 2003, and as President and Chief Operating Officer from August 2001 to August 2002. He served as President of Wyman-Gordon Company (complex metal components and products) and as President of the Structural Division of Precision Castparts from December 1999 to July 2001. He joined Precision Castparts in 1985 and prior thereto was with the General Electric Company.

Andrew J. Policano Age 57

Dean, The Paul Merage School of Business, University of California, Irvine.  Dr. Policano has been a director of our company since April 2006. He is a member of the Audit Committee and a member of the Board Nominating and Governance Committee. Dr. Policano has been the Dean of The Paul Merage School of Business, University of California, Irvine since August 2004. Prior thereto, he served on the faculty and as Dean at the School of Business, University of Wisconsin-Madison. Dr. Policano is a director of Badger Meter, Inc. and a former director of Physicians Insurance Company of Wisconsin. He is a member of the board of other professional and civic organizations.

CLASS I — CONTINUING DIRECTORS WITH TERMS EXPIRING IN 2008

Michael P.C. Carns (U.S. Air Force, Ret.) Age 69

Private Consultant. Mr. Carns has been a director of our company since September 2001. He is the Chairman of the Technology Committee and a member of the Board Nominating and Governance Committee. He was Vice Chairman of PrivaSource, Inc. (software firm) from 2001 to 2004. He served in the United States Air Force for 35 years until his retirement in September 1994. From May 1991 until his retirement, Mr. Carns served as Vice Chief of Staff, United States Air Force. Prior thereto, he served as Director of the Joint Staff, Joint Chiefs of Staff from September 1989. Mr. Carns served as President and Executive Director of the Center for International Political Economy from 1995 to February 2000. Mr. Carns is a director of Entegris, Inc. and is a former director of Engineered Support Systems, Inc., DynCorp. Inc., and Mission Research Corporation. He is a consultant to various entities and is a member of the board of various early stage ventures, the Department of Defense Science Board and numerous professional and civic organizations.

Chris A. Davis Age 56

General Partner, Forstmann Little & Co. Ms. Davis has been a director of our company since February 2002. She is a member of the Audit Committee. Ms. Davis became a General Partner with Forstmann Little & Co. (private equity firm) in October 2005 after having served them as a Special Limited Partner since August 2001. She served as Chairman of McLeodUSA Incorporated (telecommunications) from August 2005 to January 2006, Chairman and Chief Executive Office of McLeodUSA from April 2002 to August 2005 and Chief Operating and Financial Officer of McLeodUSA from August 2001 to April 2002. She served as Executive Vice President, Chief Financial and Administrative Officer of ONI Systems (telecommunications) from May 2000 to August 2001. She served as Executive Vice President, Chief Financial and Administrative Officer and director of Gulfstream Aerospace Corporation (business aircraft) from July 1993 to April 2000. She is a member of the board of directors of Cytec Industries, Inc., and is a former director of Aviall, Inc. and Wolverine Tube, Inc.

Joseph F. Toot, Jr. Age 71

Retired President and Chief Executive Officer, The Timken Company. Mr. Toot has been a director of our company since June 2001. He is the Chairman of the Audit Committee and a member of the Compensation Committee. Mr. Toot is the retired President and Chief Executive Officer of The Timken Company (tapered roller bearings and specialty steel). He joined The Timken Company in 1962 and served in various senior executive positions until his election as Executive Vice President in 1973, President in 1979 and Chief Executive Officer in 1992. He retired as President and Chief Executive Officer of Timken in December 1997 and then served as Chairman of the Executive Committee from July 1998 until April 2000. Mr. Toot is also a director of Timken and Rockwell Automation, Inc. He is a member of the Supervisory Board of PSA Peugeot Citroën. Mr. Toot has served as a director, officer, trustee or member of various community, charitable and philanthropic organizations.

CLASS II — CONTINUING DIRECTORS WITH TERMS EXPIRING IN 2009

Anthony J. Carbone Age 65

Retired Vice Chairman of the Board and Senior Consultant, The Dow Chemical Company. Mr. Carbone has been a director of our company since June 2001. He is the Chairman of the Board Nominating and Governance Committee and a member of the Compensation Committee and the Executive Committee. Mr. Carbone served as Vice Chairman of the Board of Directors of The Dow Chemical Company (chemical, plastic and agricultural products) from February 2000 to October 2005 and Senior Consultant of Dow from November 2000 to October 2005. He served as Executive Vice President of Dow from November 1996 to November 2000. He is a former director of Dow. He is a member of the American Chemical Society and former board member and Chairman of the American Plastics Council and the Society of Plastics Industries. Mr. Carbone has served on the Advisory Council of the Heritage Foundation.

Clayton M. Jones Age 57

Chairman, President and Chief Executive Officer of the Corporation. Mr. Jones has been a director of our company since March 2001. He has been our Chairman of the Board since June 2002 and President and Chief Executive Officer since June 2001. Mr. Jones is a member of the Executive Committee. He served as Senior Vice President of Rockwell International (electronic controls and communications) and President of Rockwell Collins, Inc., then a subsidiary of Rockwell, from January 1999 to May 2001. He served as Executive Vice President of Rockwell Collins, Inc. from November 1996 to January 1999. Mr. Jones is a former Air Force fighter pilot. He serves as a director of the Unisys Corporation and as a director or member of a number of professional and civic organizations.

Cheryl L. Shavers Age 52

Chairman and Chief Executive Officer, Global Smarts, Inc. Dr. Shavers has been a director of our company since September 2002. She is a member of the Board Nominating and Governance Committee and the Technology Committee. Dr. Shavers has been the Chairman and Chief Executive Officer of Global Smarts, Inc. (business advisory services) since February 2001. She also serves as a director of ATMI, Inc. (semiconductor materials and packaging) and serves on the Advisory Board for E.W. Scripps Company (media). She served as Under Secretary of Commerce for Technology for the United States Department of Commerce from November 1999 to February 2001 after having served as its Under Secretary Designate from April 1999 to November 1999. She served as Sector Manager, Microprocessor Products Group for Intel Corporation (chip maker) prior to April 1999. She served as non-executive chairman of BitArts Ltd. (software development) from 2001 to December 2003.

The Board of Directors recommends that you vote “FOR” the election as directors of the three Class III nominees named above, which is presented as item (1) on the accompanying proxy card.

CORPORATE GOVERNANCE;

BOARD OF DIRECTORS AND COMMITTEES

Our business is managed through the oversight and direction of the Board of Directors. Our Board seeks to maintain high corporate governance standards. The Board of Directors has determined that no director other than Messrs. Jones and Beall has a material relationship with the Corporation. Accordingly, eight of our ten directors are “independent” directors based on an affirmative determination by our Board of Directors in accordance with the listing standards of the New York Stock Exchange and Securities and Exchange Commission (“SEC”) rules.

The directors regularly keep informed about our business at meetings of the Board and its Committees and through various supplemental reports and communications between meetings. Our non-employee directors meet regularly in executive sessions without the presence of any corporate officers. These executive sessions are chaired by the Chair of the Executive Committee or a director designated by the independent director who has the relevant background to lead the discussion of a particular matter.

We continue to enhance our corporate governance structure from time to time in light of regulatory activity and based upon a review of recommended best practices. Our corporate governance documents are available free of charge on our website at www.rockwellcollins.com. We will provide, without charge, upon written request, copies of our corporate governance information. These documents include our Restated Certificate of Incorporation, By-Laws, Board of Directors Guidelines on Corporate Governance, Committee Charters, Board Membership Criteria and Code of Ethics.

In fiscal year 2006, the Board of Directors held eight meetings and acted on three occasions by unanimous written consent in lieu of a meeting. All of the directors attended at least 75% of the meetings of the Board and the Committees on which they served, and most of the directors attended 100% of such meetings. Directors are expected to attend the Annual Meeting of Shareowners unless they have a valid reason such as a schedule conflict. Last year, six of our eight directors attended our 2006 Annual Meeting of Shareowners.

The Board has established five committees whose principal functions are briefly described below.

The Audit Committee is composed of four independent directors. It assists the Board in overseeing (i) our accounting and financial reporting processes; (ii) the integrity and audits of our financial statements; (iii) our compliance with legal and regulatory requirements; (iv) the qualifications and independence of our independent auditors; and (v) the performance of our internal and independent auditors. The Audit Committee also:

•	has sole authority to appoint or replace our independent auditors, with that appointment being subject to shareowner approval;

•	has sole authority to approve in advance the fees, scope and terms of all audit and non-audit engagements with our independent auditors;

•	monitors compliance of our employees with our standards of business conduct and conflict of interest policies; and

•	meets at least quarterly with our senior executive officers, head of internal audit and our independent auditors in separate executive sessions.

The specific functions and responsibilities of the Audit Committee are set forth in the Audit Committee Charter, which is available on our website at www.rockwellcollins.com. The Committee met eight times during fiscal year 2006.

The Board Nominating and Governance Committee, which is composed of four independent directors, has as part of its principal functions seeking, considering and recommending to the Board qualified candidates for election as directors and recommending a slate of nominees for election as directors at the Annual Meeting. It also periodically prepares and submits to the Board for adoption the Committee's selection criteria for director nominees (“Board Membership Criteria”). It reviews and makes recommendations on matters involving general operation of the Board and our corporate governance, and it annually recommends to the Board nominees for each committee of the Board. In addition, the Committee annually facilitates the assessment of the Board of Directors’ performance as a whole and of the individual directors and reports thereon to the Board. The Committee has the sole authority to retain and terminate any search firm to be used to identify director candidates. For more information regarding the Committee’s role in director nominations, see “Director Nominations” below. The Committee members met four times during fiscal year 2006.

The Compensation Committee is composed of four independent directors. The principal functions of the Compensation Committee are to evaluate the performance of our senior executives; review and approve senior executive compensation plans, policies and programs; consider the design and competitiveness of our compensation plans; administer and review changes to our incentive, deferred compensation, stock option and long-term incentives plans pursuant to the terms of the respective plans; and produce an annual report on executive compensation for inclusion in our proxy statement. The Committee also reviews and approves corporate goals and objectives relevant to CEO compensation, evaluates the CEO’s performance in light of those goals and objectives, and after receiving input from the Board, determines the CEO’s compensation. The Committee has the sole authority to retain and terminate any compensation consultant to be used to assist in the evaluation of CEO or senior executive compensation. The Committee met three times during fiscal year 2006.

The Executive Committee is composed of Mr. Jones and two non-employee directors. The principal functions of the Executive Committee are to discharge certain responsibilities of the Board of Directors between meetings of the Board of Directors. The Committee may exercise all of the powers of the Board of Directors, except it has no power or authority to adopt, amend or repeal any sections or articles of our By-Laws or Restated Certificate of Incorporation; elect or remove officers, or fill vacancies in the Board of Directors or in committees; fix compensation for officers, directors or committee members; amend or rescind prior resolutions of the Board; make recommendations to shareowners or approve transactions which require shareowner approval; issue additional stock of the Corporation or fix or determine the designations and any of the rights and preferences of any series of stock or take certain other actions specifically reserved for the Board. The Committee met three times during fiscal year 2006.

The Technology Committee is composed of three non-employee directors. The principal functions of the Technology Committee are to review and provide guidance on important technology-related issues, including the assessment of (i) our technology competitiveness; (ii) the strength and competitiveness of this Corporation’s engineering processes and disciplines; (iii) our technology planning processes to support its growth objectives; and (iv) our focus on engineering leadership and critical technologist development and replacement planning. The Committee met two times during fiscal year 2006.

Compensation of Directors

The non-employee directors currently receive a retainer fee at the rate of $85,000 per year for service on the Board of Directors, payable in equal quarterly installments. An additional $10,000 annual retainer fee is paid to the Audit Committee chair and an additional $5,000 annual retainer fee is paid to each of the other Audit Committee members. No additional retainer is paid for service on committees other than the Audit Committee. Under the 2006 Long-Term Incentives Plan (“2006 LTIP”), each director has the option each year to determine whether to defer all or any part of his or her retainer fees by electing to receive restricted stock units of our Common Stock valued at the closing price of our Common Stock on the New York Stock Exchange Composite Transactions reporting system on the date the cash retainer payment would otherwise be paid. Directors are reimbursed for all reasonable expenses associated with attending board and committee meetings and otherwise relating to their director duties. Directors are eligible to obtain up to $5,000 in matching charitable gifts.

In addition to the retainer fees described above, each non-employee director is granted 3,000 restricted stock units of Common Stock under the 2006 LTIP effective concurrently with the director’s election to our Board. Following the completion of one year of service on the Board, each non-employee director is granted 1,500 restricted stock units of our Common Stock immediately after every Annual Meeting of Shareowners of the Corporation. Pursuant to the terms of the directors’ restricted stock units, dividend equivalents in the form of additional restricted stock units accumulate on the date we otherwise pay dividends on our Common Stock and directors receive unrestricted shares of our Common Stock in payment for restricted stock units upon termination of service on the Board of Directors.

Mr. Beall receives, in addition to the standard non-employee director retainer fees described above, directly or indirectly approximately $20,000 per month for office, telecommunication and administrative services. Payment for these office, telecommunication and administrative services are benefits granted by Rockwell International Corporation (now known as Rockwell Automation, Inc.) (“Rockwell”) that were assumed by us in our spin-off from Rockwell (the “Distribution”) and are not compensation for services provided to us as a director. Mr. Beall also receives various retirement benefits (principally defined benefit pension, 401(k) savings plan distributions and deferred compensation payouts) associated with his years of service with Rockwell that were assumed by us in the Distribution.

Director Stock Ownership Guidelines

Each non-employee director is required to own shares of our Common Stock with a market value of at least three times the annual retainer amount within four years of joining the Board of Directors.

Director Nominations

The Board Nominating and Governance Committee is responsible for identifying individuals who meet the Board’s membership criteria, and recommending to the Board the election of such individuals. The Committee identifies qualified candidates in many ways including utilizing outside search firms and by receiving suggestions from directors, management and shareowners. Shareowners wishing to recommend director candidates for consideration by the Committee can do so by writing to the Board Nominating and Governance Committee, c/o the Secretary of the Corporation at our

corporate headquarters in Cedar Rapids, Iowa, giving the candidate's name, biographical data and qualifications. Any such recommendation must be accompanied by a written statement from the individual of his or her consent to be named as a candidate and, if nominated and elected, to serve as a director. In addition to recommending nominees to the Committee, shareowners may also propose nominees for consideration at shareowner meetings. These nominee proposals must be timely provided and otherwise meet the requirements set forth in our By-Laws. See “Shareowner Proposals for Annual Meeting in 2008” set forth later in this proxy statement.

The Committee evaluates the qualifications of candidates properly submitted by shareowners under the same criteria and in the same manner as potential nominees identified by the Corporation. Director candidates are reviewed by the Committee as part of the Committee’s Charter against various general guidelines set forth in the Board Membership Criteria, a copy of which can be found at www.rockwellcollins.com under the Investor Relations tab. In addition to the general guidelines, the Committee has identified the following minimum qualifications for Board membership: each nominee for director should be an individual of the highest character and integrity, have experience at or demonstrated understanding of strategy/policy setting, have a reputation for working constructively with others, have sufficient time available to devote to the affairs of the Corporation, be free of any conflict of interest that would interfere with the proper performance of the responsibilities of a director, and be under the age of 70 as of the meeting of shareowners for which he or she will stand for election.

Communicating with Board Members

As discussed above, the Chair of the Executive Committee generally presides as the chair at regular executive sessions of our non-employee directors. Any shareowner or other interested party may communicate directly with this presiding director by sending an email to presidingdirector@rockwellcollins.com or writing to: Presiding Director, Rockwell Collins, Inc., 400 Collins Road NE, Cedar Rapids, IA 52498. Communications by shareowners or other interested parties may also be sent to non-employee directors, as a group or individually, by sending an email to boardofdirectors@rockwellcollins.com or by writing to Board of Directors (or one or more directors by name), Attn: Corporate Secretary, Rockwell Collins, Inc., 400 Collins Road NE, Cedar Rapids, IA 52498. Upon receipt of any communication, the Corporate Secretary will determine the nature of the communication and, as appropriate, facilitate direct communication with the appropriate director.

CERTAIN TRANSACTIONS AND OTHER RELATIONSHIPS

There are no material transactions or other relationships between us and our directors, executive officers or principal shareowners (or any persons or entities affiliated with them), except for director and executive officer compensation and Mr. Beall’s Rockwell benefits assumed by us, as described above under the heading “Corporate Governance; Board of Directors and Committees — Compensation of Directors”.

AUDIT COMMITTEE REPORT

The Audit Committee of the Board of Directors consists entirely of directors who meet the independence and other requirements of the New York Stock Exchange and applicable law. Three of its four members have been deemed “audit committee financial experts” (as defined by applicable Securities and Exchange Commission rules) by our Board. The Committee has furnished the following report:

We assist the Board of Directors in overseeing and monitoring the integrity of the Corporation’s financial reporting process, compliance with legal and regulatory requirements and the quality of the internal and external audit processes. Our role and responsibilities are set forth in a written Charter adopted by the Board of Directors. We review and reassess the Charter periodically and recommend any changes to the Board for approval.

We are responsible for overseeing the Corporation’s overall financial reporting process. In fulfilling our responsibilities for the financial statements for fiscal year 2006, we:

•	Reviewed and discussed the audited financial statements for fiscal year 2006 with management and Deloitte & Touche LLP (“Deloitte”), the Corporation's independent auditors;

•	Reviewed and discussed management’s report and Deloitte’s report and attestation on internal control over financial reporting in accordance with Section 404 of the Sarbanes-Oxley Act;

•	Discussed with Deloitte the matters required to be discussed by Statement on Auditing Standards No. 61 relating to the conduct of the audit; and

•	Received written disclosures and the letter from Deloitte regarding its independence as required by Independence Standards Board Standard No. 1. We discussed with Deloitte its independence, and considered whether the provision of non-audit services by Deloitte is compatible with maintaining its independence. All audit and non-audit services provided to the Corporation in fiscal year 2006 by Deloitte were pre-approved by us.

Based on our review of the audited financial statements and discussions with management and Deloitte, we recommended to the Board of Directors that the audited financial statements be included in the Corporation’s Annual Report on Form 10-K for fiscal year 2006 for filing with the SEC. The Audit Committee also has reviewed the performance and independence of Deloitte and recommends that shareowners approve the selection of Deloitte as the Corporation’s independent auditors for fiscal year 2007.

Audit Committee

Joseph F. Toot, Jr., Chairman

Chris A. Davis

Richard J. Ferris

Andrew J. Policano

EQUITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

Principal Shareowners

The following table provides information about each shareowner known to us to own beneficially more than 5% of the outstanding shares of our Common Stock and information about the ownership of Common Stock under our Savings Plans.

Name and Address of Beneficial Owner	Shares	Percent of Class(1)

FMR Corp. (Fidelity Management and Research) Boston, MA(2)	10,312,373	6.14%

Fidelity Management Trust Company Boston, MA (as trustee under our Savings Plans)(3)	6,043,835	3.60%

(1)	Percent of class calculation is based on 167,999,505 shares of Common Stock outstanding as of December 15, 2006.

(2)	This information is based on a Schedule 13F filed with the SEC by this shareowner reporting that it beneficially owned 9,333,359 shares of Common Stock as of September 30, 2006. Also includes information based on a Schedule 13F filed with the SEC by Fidelity International Ltd. reporting that it beneficially owned 979,014 shares of Common Stock as of September 30, 2006.

(3)	This information is based on data provided by the trustee as of December 15, 2006. Shares held by the trustee under these Savings Plans on account of the participants in such plans will be voted by the trustee in accordance with written instructions from the participants, or instructions given by the participant pursuant to our telephone or Internet voting procedures. Where no instructions are received, the trustee will vote such shares in the same proportion on each issue as it votes those shares for which it has received voting instructions from participants.

Management Equity Ownership

The following table shows the beneficial ownership, reported to us as of December 1, 2006, of our Common Stock, including shares as to which a right to acquire ownership within 60 days exists (for example, through the exercise of stock options or through various trust arrangements) within the meaning of Rule 13d-3(d)(1) under the Securities Exchange Act of 1934, as amended, of each director, each executive officer listed in the table and of such persons and other executive officers as a group.

	Beneficial Ownership on December 1, 2006
Name	Shares(1)		Percent of Class(2)
Clayton M. Jones	1,413,362	(3,4)	—	*
Donald R. Beall	366,809	(4,5,6)	—	*
Anthony J. Carbone	34,264	(4,5,6)	—	*
Michael P.C. Carns	31,192	(4,5,6)	—	*
Chris A. Davis	28,693	(4,5,6)	—	*
Mark Donegan	3,009	(6)	—	*
Richard J. Ferris**	32,361	(4,5,6)	—	*
Andrew J. Policano	3,782	(6)	—	*
Cheryl L. Shavers	19,643	(4,5,6)	—	*
Joseph F. Toot, Jr.	40,028	(4,5,6)	—	*
Robert M. Chiusano	164,735	(3,4,7)	—	*
Gregory S. Churchill	318,881	(3,4)	—	*
Patrick E. Allen	165,860	(3,4)	—	*
Gary R. Chadick	142,606	(3,4)	—	*
All of the above and other executive officers as a group (23 persons)	3,301,232	(3,4,5,6,7,8,9)	2

*	Less than 1%

**	Mr. Ferris will retire when his term expires at the 2007 Annual Meeting.

(1)	Each person has sole voting and investment power with respect to the shares listed unless otherwise indicated.

(2)	The shares owned by each person, and by the group, and the shares included in the number of shares outstanding have been adjusted, and the percentage of shares owned has been computed, in accordance with Rule 13d-3(d)(1) under the Securities Exchange Act of 1934.

(3)	Includes shares held under our Savings Plan as of December 1, 2006. Does not include 7,319 share equivalents for Mr. Jones, 4,079 share equivalents for Mr. Chiusano, 844 share equivalents for Mr. Churchill, 282 share equivalents for Mr. Allen, 685 share equivalents for Mr. Chadick and 15,562 share equivalents for the group, held under our Supplemental Savings Plan as of December 1, 2006. These share equivalents under the Supplemental Savings Plan are settled in cash in connection with retirement or termination of employment and may not be voted or transferred.

(4)	Includes shares which may be acquired upon the exercise of outstanding stock options that are or will become exercisable within 60 days as follows: 1,334,782 for Mr. Jones, 162,706 for Mr. Beall, 19,999 for Mr. Carbone, 19,999 for Mr. Carns, 19,999 for Ms. Davis, 19,999 for Mr. Ferris, 13,499 for Dr. Shavers, 17,273 for Mr. Toot, 148,647 for Mr. Chiusano, 301,809 for Mr. Churchill, 156,570 for Mr. Allen, 131,477 for Mr. Chadick and 2,802,681 for the group.

(5)	Includes 21,381 shares for Mr. Beall, 11,984 shares for Mr. Carbone, 8,912 shares for Mr. Carns, 6,413 shares for Ms. Davis, 10,850 shares for Mr. Ferris, 4,632 shares for Dr. Shavers and 6,625 shares for Mr. Toot granted as restricted stock as compensation for services as directors.

(6)	Includes 2,281 shares for Mr. Beall, 2,281 shares for Mr. Carbone, 2,281 shares for Mr. Carns, 2,281 shares for Ms. Davis, 3,009 shares for Mr. Donegan, 1,512 shares for Mr. Ferris, 3,782 shares for Dr. Policano, 1,512 shares for Dr. Shavers and 1,512 shares for Mr. Toot granted as restricted stock units as compensation for services as directors.

(7)	Includes 10,154 shares held by the trust of Mr. Chiusano’s spouse.

(8)	Includes 4,005 shares under our Savings Plan held by executive officers’ spouses, 1,547 shares held in an IRA by an executive officer’s spouse and 599 shares acquired by an executive officer’s spouse under our employee stock purchase plan as of December 1, 2006.

(9)	Does not include performance shares held by such persons for which shares of our Common Stock may be issued upon a change of control or following each three-year performance period depending on the level of achievement of our performance goals.

EXECUTIVE COMPENSATION

The following table sets forth information concerning the annual and long-term compensation, from all sources, of our chief executive officer and our other four most highly compensated executive officers at September 29, 2006 (the “Named Executive Officers”) for services rendered in all capacities to us and our subsidiaries for the fiscal years noted.

Summary Compensation Table

	Annual Compensation				Long-Term Compensation		All Other Compensation (6)
Name and Principal Position	Year	Salary(1)	Bonus(2)	Other Annual Compensation (3)	Stock Options (Shares)(4)	Long-Term Incentive Payouts(5)
Clayton M. Jones Chairman, President and CEO	2006 2005 2004	$880,000 802,500 750,000	$1,358,400 1,605,000 1,430,300	$43,872 34,750 34,826	98,800 185,000 250,000	$1,800,000 972,000 —	$52,800 48,150 45,000

Robert M. Chiusano EVP and COO, Commercial Systems(7)	2006 2005 2004	452,275 412,075 358,250	450,000 520,000 425,000	24,963 27,454 31,666	40,000 74,000 100,000	750,000 405,000 —	28,337 24,725 62,104

Gregory S. Churchill EVP and COO, Government Systems	2006 2005 2004	439,775 388,575 320,250	420,000 490,000 381,000	30,071 21,940 24,747	40,000 74,000 100,000	750,000 405,000 —	26,387 23,019 18,038

Patrick E. Allen SVP and CFO	2006 2005 2004	360,775 289,400 228,625	310,000 330,000 195,000	22,038 21,731 21,919	26,400 49,000 19,000	142,500 76,950 —	21,647 18,400 13,698

Gary R. Chadick SVP, General Counsel and Secretary	2006 2005 2004	343,875 320,825 294,500	275,000 325,000 282,000	23,044 27,287 27,201	20,000 37,000 50,000	375,000 202,500 —	20,633 19,250 17,670

(1)	Includes amounts deferred by the executives.

(2)	Amounts awarded, even if deferred, under our annual incentive compensation plans for each fiscal year.

(3)	Includes the aggregate incremental cost to us of providing perquisites and personal benefits to the Named Executive Officers for each of the last three years. The amounts reported in this column that represent at least 25% of the total amounts reported are automobile allowances as follows: Mr. Jones $25,200 in each of 2006, 2005 and 2004; Mr. Chiusano $20,400 in each of 2006, 2005 and 2004; Mr. Churchill $20,400 in each of 2006, 2005 and 2004; Mr. Allen $20,400 in 2006, $19,800 in 2005 and $18,000 in 2004; and Mr. Chadick $20,400 in each of 2006, 2005 and 2004.

(4)	References to “stock options” relate to awards of options under our equity compensation plans.

(5)	Cash paid in respect of performance units granted under long-term incentive plans for the three-year performance period ended each such fiscal year.

(6)	Amounts contributed or accrued for the Named Executive Officers under the Rockwell Collins savings plans and the related supplemental savings plans, and Rockwell Collins deferred compensation plans. Includes $40,609 in 2004 for cashing out an accrued benefit for additional payroll under a company provided service award program for Mr. Chiusano.

(7)	Mr. Chiusano’s title changed to EVP and Special Assistant to the CEO effective October 2, 2006. He has announced his retirement effective the end of December 2006.

Employment Contracts and Termination of Employment and Change of Control Arrangements

We do not generally enter into employment contracts with our executive officers. The executives serve at the will of the Board. This approach allows us to remove an executive officer prior to retirement whenever it is in the best interest of the Corporation to do so, with discretion on whether to provide any severance package (excluding vested benefits). Similarly, we generally do not enter into severance agreements with executive officers when they are hired or promoted. On the rare occasion when an executive officer is removed, the Corporation exercises its business judgment in approving any appropriate separation agreement in light of all relevant circumstances, including the individual’s term of employment, past accomplishments and reasons for separation.

We have entered into change of control employment agreements with each of the Named Executive Officers and with certain other executives. Each employment agreement is set to expire in June 2009 and becomes effective upon a "change of control" of the Corporation during the term. Each employment agreement provides for the continuing employment of the executive for three years after the change of control on terms and conditions no less favorable than those in effect before the change of control. After a change of control, if the executive's employment is terminated by us without "cause" or if the executive terminates his or her own employment for "good reason" within that three year period, the executive is entitled to severance benefits equal to a multiple of his or her annual compensation, including bonus, and continuation of other retirement, health and welfare benefits for a number of years equal to the multiple. The multiple is 3 for each of the Named Executive Officers and 3 or 2 for the other executives. In addition, if the executive terminates his or her own employment for any reason during the 30-day window period beginning one year after the change of control, the executive is entitled to fifty percent of these severance benefits. The executives are entitled to an additional payment, if necessary, to make them whole as a result of any excise tax imposed by the Internal Revenue Code on these change of control payments, unless the safe harbor amount above which the excise tax is imposed is not exceeded by more than 10%, in which event the payments will be reduced to avoid the excise tax. In addition to the change of control agreements, our long-term incentive agreements also include accelerated vesting and accelerated payout provisions in the event of a change of control of the Corporation.

OPTION GRANTS

Shown below is further information on grants to the Named Executive Officers of options to purchase Common Stock pursuant to our long-term incentives plans during fiscal year 2006, which are reflected in the Summary Compensation Table above.

	Individual Grants				Grant Date Value
Name	Number of Securities Underlying Options Granted (Shares) (1)	Percentage of Total Options Granted to the Corporation's Employees in Fiscal 2006	Exercise or Base Price (Per Share)	Expiration Date	Grant Date Present Value (2)
Clayton M. Jones	98,800	16.91%	$44.85	November 17, 2015	$1,317,004
Robert M. Chiusano	40,000	6.85%	44.85	November 17, 2015	533,200
Gregory S. Churchill	40,000	6.85%	44.85	November 17, 2015	533,200
Patrick E. Allen	26,400	4.52%	44.85	November 17, 2015	351,912
Gary R. Chadick	20,000	3.42%	44.85	November 17, 2015	266,600

(1)	Granted on November 17, 2005 and exercisable in three substantially equal annual installments beginning November 17, 2006.

(2)	Valued under a binomial lattice option pricing model which produces a per share option fair value of $13.33 for the grants, using the following assumptions and inputs: options exercised after 5 years, expected stock price volatility of 0.30, dividend yield of 1.08% and interest rate of 4.38%, which was the zero coupon 5-year Treasury bond rate at the date of grant. The actual values, if any, that the executive officer may realize from these options will depend solely on the gain in stock price over the exercise price when the options are exercised.

The binomial lattice option pricing model, on which the fair value of the stock options granted to the Named Executive Officers is based, attempts to portray the fair value of an option at the date of grant. While the options have no value if the stock price does not increase, were we to use the binomial value of $13.33 to estimate possible future gains on the options granted on November 17, 2005 to derive a future stock price at the end of the 5-year period when it is assumed the options would be exercised, the shareowners of the approximately 173 million shares outstanding on the grant date of those options (assuming that number of shares remains outstanding) would realize aggregate appreciation of approximately $2.9 billion compared to aggregate appreciation on the options for the Named Executive Officers of approximately $3.7 million.

LONG-TERM INCENTIVES PLAN-AWARDS IN LAST FISCAL YEAR

The following table provides information on multi-year performance awards under our Long-Term Incentives Plans to the Named Executive Officers during fiscal year 2006.

	Performance or Other Period Until Maturation or Payout	Number of shares, units or other rights(1)		Estimated Future Payouts Under Non-Stock Price-Based Plans (2)
				Threshold		Target		Maximum
Clayton M. Jones	FY06-FY08	$600,000	(3)	$28,800		$600,000		$1,440,000
	FY06-FY08	13,791	shs(4)	662	shs	13,791	shs	33,099	shs
Robert M. Chiusano	FY06-FY08	$250,000	(3)	$12,000		$250,000		$600,000
	FY06-FY08	5,407	shs(4)	260	shs	5,407	shs	12,977	shs
Gregory S. Churchill	FY06-FY08	$250,000	(3)	$12,000		$250,000		$600,000
	FY06-FY08	5,407	shs(4)	260	shs	5,407	shs	12,977	shs
Patrick E. Allen	FY06-FY08	$162,500	(3)	$7,800		$162,500		$390,000
	FY06-FY08	3,624	shs(4)	174	shs	3,624	shs	8,698	shs
Gary R. Chadick	FY06-FY08	$125,000	(3)	$6,000		$125,000		$300,000
	FY06-FY08	2,698	shs(4)	130	shs	2,698	shs	6,475	shs

(1)	These awards cover the three-year performance period specified in the table.
(2)	Amounts, if any, to be paid will depend on the level of achievement of our performance goals. If minimum performance criteria are not satisfied, no payouts will be made. Performance goals for the FY06-FY08 awards are based upon cumulative sales growth and return on sales, with a potential adjustment up or down by twenty percent depending on our total shareowner return measured against a group of peer companies. Our Compensation Committee will determine after completion of the performance cycles ending fiscal year 2008, and consistent with the terms of the awards, whether the performance objectives have been achieved and the payout amounts, if any. Certain amounts are to be paid under the terms of the award in the event of a change of control of the Corporation during the performance period.
(3)	These awards are performance units denominated in cash.
(4)	These awards are performance shares denominated in Common Stock.

AGGREGATED OPTION EXERCISES AND FISCAL YEAR-END VALUES

The following table shows (i) exercises by the Named Executive Officers during fiscal year 2006 of options to purchase Common Stock granted under our equity compensation plans; and (ii) unexercised options to purchase Common Stock granted to the Named Executive Officers in fiscal year 2006 and prior years under such plans and held by them at September 29, 2006.

	Shares Acquired on Exercise	Value Realized	Number of Unexercised Options Held At September 29, 2006(1)		Value of Unexercised In-the-Money Options At September 29, 2006(1)(2)
			Exercisable	Unexercisable	Exercisable	Unexercisable
Clayton M. Jones	150,000	$4,917,183	1,206,848	305,468	$36,809,802	$5,481975
Robert M. Chiusano	110,000	3,740,178	197,313	122,668	5,316,196	2,197,603
Gregory S. Churchill	21,104	694,430	237,675	122,668	6,993,393	2,197,603
Patrick E. Allen	—	—	125,775	65,402	3,792,959	1,031,428
Gary R. Chadick	39,800	1,219,910	95,810	61,335	2,822,950	1,098,820

(1)	Includes options that were granted by Rockwell prior to the Distribution that were converted into options to purchase our Common Stock, on the same terms and vesting schedule as the Rockwell options but with adjustments to the exercise price and the number of shares for which such options are exercisable to preserve the aggregate intrinsic value of the options.
(2)	The value of unexercised options is based on the difference between the exercise price and the closing price of our Common Stock on September 29, 2006 ($54.84), the last trading day in fiscal year 2006.

RETIREMENT BENEFITS

All of the Named Executive Officers participate in a defined benefit pension plan which qualifies under Section 401(a) of the Internal Revenue Code.

The following table shows the estimated annual retirement benefits payable on a straight life annuity basis to executive officers, in the earnings and years of service classifications indicated, under our retirement plans on a noncontributory basis. The executive officers are covered by the same retirement plan that applies to most salaried employees, except for those executive officers hired after January 1, 1993 who are covered by an enhanced early build-up retirement benefit provision broadly available to the other plan participants hired before 1993. The retirement benefits reflect a reduction to recognize in part our cost of Social Security benefits related to service for us and Rockwell. The plans also provide for the payment of benefits to an employee's surviving spouse or other beneficiary based upon the employee’s election at retirement. Employees and their beneficiaries receive reduced annual benefits if the surviving spouse or other beneficiary benefits apply.

	Estimated Annual Retirement Benefits for Retirements in 2006 For Years of Credited Service
Average Annual Earnings	5 Years	10 Years	15 Years	20 Years	25 Years	30 Years	35 or More Years
$250,000	$32,285	$64,601	$96,886	$102,526	$108,166	$113,806	$119,446
500,000	65,610	131,276	196,886	208,776	220,666	232,556	244,446
750,000	98,935	197,951	296,886	315,026	333,166	351,306	369,446
1,000,000	132,260	264,626	396,886	421,276	445,666	470,056	494,446
1,500,000	198,910	397,976	596,886	633,776	670,666	707,556	744,446
2,000,000	265,560	531,325	796,886	846,275	895,665	945,055	994,445

Covered compensation includes salary and annual bonus. The calculation of retirement benefits under the plans generally is based upon average earnings for the highest five years of the ten years preceding retirement. Such average compensation as of September 29, 2006 for Mr. Jones was $1,548,714; for Mr. Chiusano was $617,161; for Mr. Churchill was $510,254; for Mr. Allen was $379,943; and for Mr. Chadick was $496,775. The credited years of service as of September 29, 2006 of Messrs. Jones, Chiusano, Churchill, Allen and Chadick are 27, 28, 26, 12 and 5 years, respectively.

Sections 401(a)(17) and 415 of the Internal Revenue Code can have the effect of limiting the benefits which may be paid from a tax-qualified retirement plan. As permitted by the Employee Retirement Income Security Act of 1974, we have established a non-qualified supplemental pension plan which authorizes the payment of any benefits calculated under provisions of the applicable retirement plan which may be above the limits under these sections.

The Named Executive Officers also participate in or are eligible to participate in our non-qualified supplemental savings plan and deferred compensation plan. We have established a master rabbi trust relating to these non-qualified plans and the non-qualified pension plan. The master rabbi trust requires that, upon a change of control, we fund the trust in a cash amount equal to the unfunded accrued liabilities of these non-qualified plans as of such time.

We announced on August 7, 2003 that our U.S. qualified and non-qualified defined benefit pension plans would no longer accrue benefits for salary increases and service rendered after September 30, 2006. This change affects all our domestic pension plans covering salaried and hourly employees not covered by collective bargaining agreements, including the Named Executive Officers. Effective October 1, 2006 we amended our defined contribution savings plan to include an additional company contribution for the affected employees, with such additional contribution amount determined based on earnings, age and years of service.

COMPENSATION COMMITTEE REPORT ON EXECUTIVE COMPENSATION

The Compensation Committee of the Board of Directors, which consists entirely of independent directors, has furnished the following report on executive compensation:

Compensation Philosophy

We have developed and implemented compensation policies, plans and programs intended to provide competitive pay opportunity with actual rewards highly dependent on actual performance, consistent with our pay for performance philosophy. We set base salaries and incentive compensation to be competitive with other major U.S. industrial and peer companies. We consider the total compensation (earned or potentially available, including benefits) of each of the Named Executive Officers and the other designated senior executives in establishing each element of compensation. In our review, we consider the following: (1) industry, peer group and national surveys of other major U.S. industrial companies; (2) reports of the independent compensation consultants who advise us on our compensation programs in comparison with those of other companies which the consultants believe compete with us for executive talent; and (3) performance judgments regarding the past and expected future contributions.

Our compensation consultant, Semler Brossy Consulting Group, LLC (Semler), is retained by our committee and provides no other service to the company. Semler has direct interaction with our committee’s chairman and Semler attends our committee meetings. We review the consulting relationship annually and we believe Semler is providing services and advice that is independent of management.

Compensation for Fiscal Year 2006

The Committee has reviewed in detail each element of compensation for the Named Executive Officers and other designated senior executives. Based on the criteria we have established, we find their compensation to be appropriate, competitive and aligned with our pay for performance philosophy. The principal elements are summarized below:

• Base Salary — The base salaries of our senior executives, including the Named Executive Officers, are reviewed annually in consultation with our independent compensation advisors. We take into consideration promotions to new positions, individual performance and the competitive market rate for each individual’s position. Data from industry, peer group and national surveys of other major U.S. industrial companies that are believed to compete with us for executive talent or that are comparable to us are considered in determining the competitive market rate.

• Annual Incentives — At the beginning of each fiscal year, after consultation with the Chief Executive Officer, we establish the goals and objectives that define the target levels of annual incentive compensation. These include measurable financial return and shareowner value creation objectives as well as key business goals that in part require more subjective assessments. We also establish annual target payouts for the individual executives based on levels of responsibilities, competitive market data and consultation with our independent compensation advisors. After the end of the fiscal year, we evaluate corporate performance against the pre-established goals and objectives and consider the results together with the contributions made by the individual executives in awarding annual incentive compensation.

We assessed the company’s fiscal year 2006 performance in November 2006 against pre-established incentive goals and objectives, evaluated the assessment by our Chief Executive Officer of individual performance of key employees other than himself, applied the pre-established criteria set for that year and granted annual incentive compensation awards (see the column headed “Bonus” in the Summary Compensation Table under Executive Compensation above) to the Named Executive Officers and other designated senior executives. The company’s financial performance against the earnings per share, sales, working capital and key business goals for the year exceeded expectations. Earnings per share increased year over year by 24% and sales grew by 12%. Our quarterly average for working capital as a percentage of sales was better than target for fiscal year 2006. The Committee assessed achievement against the key business goals established at the beginning of the fiscal year and concluded that performance met expectations for these goals. The overall performance assessment for all goals and objectives for the fiscal year resulted in payouts for participants at 143% of each person’s target (subject to adjustment for reporting unit and individual performance) based on the goals and objectives set for the fiscal year. Our Annual Incentive Compensation Plan for Senior Executive Officers (Senior Executive ICP), approved by shareowners at the 2002 Annual Meeting, provides for an IRS Section 162(m) compliant maximum amount for the awards that can be allocated each year to our Chief Executive Officer and to the other Named Executive Officers. The annual incentive awards for 2006 were well below the maximum allowed by the Senior Executive ICP.

• Long Term Incentives — Annually we evaluate the type of long-term incentives we believe are best suited to meet our compensation objectives. We had been providing long-term incentives through annual grants of stock options and multi-year performance unit awards, denominated in cash (cash LTIPs). At our June 2005 meeting, we decided that for fiscal year 2006, we would use fewer stock options as part of our long-term incentives awards and enhance multi-year performance awards made up of performance units denominated in cash and performance shares.

We consider these stock option and performance award grants to executives to be an important component of our pay for performance philosophy. The awards are designed to align management's interests with those of our shareowners. A significant portion of executive compensation with these incentives is at risk and is dependent on company performance. We believe that the stock option and performance award grants also serve as an important retention tool because the stock options vest in three equal installments over a three-year period and each performance award is paid after a three-year performance period. The Committee has a practice of approving these long-term incentives (including stock options) at its November meeting each year. The meeting is scheduled at least one year in advance. The stock options are granted at the closing price on the date of the meeting. This meeting follows the public release of annual earnings by at least one week.

At our November 2005 meeting, we provided for grants of stock options and three-year performance awards to executives and certain other employees under our 2001 Long-Term Incentives Plan after consultation with our independent compensation advisors. The targets for executives were set after taking into account levels of responsibility, competitive market data and other considerations. We approved a design for the three-year performance awards that includes established targets for cumulative sales and return on sales over fiscal years 2006 through 2008 and a potential adjustment up or down by twenty percent depending on the company’s total return to shareowners measured against a group of peer companies. The performance goals for fiscal years 2006 through 2008 were increased over prior cycles and the requirements for above-target payouts were increased. In addition, the theoretical maximum payouts for these performance awards were reduced from the 360% level established in prior awards to 240%.

In November 2006, we determined the payouts for the three-year cash LTIP granted in November 2003 for the fiscal years 2004 through 2006. Based on the company’s outstanding performance during the three-year period for cumulative sales growth, return on sales and total return to shareowners against pre-established incentive goals, payments of 300% of target awards were made to 122 executives of the company, including the Named Executive Officers, based on the formula established for the awards.

At our November 2006 meeting, we provided for grants of stock options and three-year performance awards that are dependent on the company’s performance for the fiscal years 2007 through 2009 for cumulative sales growth, return on sales and total shareowner return. The performance goals for 2007 through 2009 were increased over prior cycles for the third consecutive cycle.

Compensation of the Chief Executive Officer

Using the same methodology for determining the base salaries for the other senior executives (see Compensation for Fiscal Year 2006 – Base Salary above), in November 2005 we set Mr. Jones annual base salary at $900,000 effective January 1, 2006.

In determining Mr. Jones' annual incentive for fiscal year 2006, we assessed his individual performance against his personal goals and the enterprise goals for fiscal year 2006 and otherwise used the same performance goals and objectives as for the other four Named Executive Officers (see Compensation for Fiscal Year 2006 – Annual Incentives above). The company’s performance against goals and objectives for fiscal year 2006 resulted in payouts for participants at 143% of each person’s target (subject to certain adjustments) and, based upon our assessment methodology, in November 2006 we determined Mr. Jones’ annual incentive payout at 154% of target. The cash compensation package was determined by us after consultation with our independent compensation consultant and without any recommendation from management.

We granted stock options and a three-year performance award to Mr. Jones in November 2005 after consultation with our independent compensation consultant and consistent with the same criteria as the other Named Executive Officers.

In accordance with the terms of the three-year cash LTIP covering fiscal years 2004 through 2006, and based on the company’s outstanding performance and the same award formula as for 121 other executives, the payout for the cash LTIP award for Mr. Jones was made at 300% of his target award.

Executive Stock Ownership Guidelines

We believe that senior executives should have a significant equity interest in the company. To promote equity ownership and further align the interests of senior executives with the company’s shareowners, we increased ownership guidelines for senior executives in 2006. These guidelines require that each executive officer own shares of company common stock with a market value of at least a specified multiple of their salary within a predetermined time period. At our meeting in April 2006, we increased the guidelines to 6 times salary for the CEO, 3 times salary for the other named executive officers and 2 times salary for certain other executive officers. Progress toward meeting the new guidelines will be monitored annually and it is expected that they will be met by January 1, 2012.

Compensation Deductibility

Under Internal Revenue Code Section 162(m), a publicly held company may not deduct in any taxable year compensation in excess of one million dollars paid in that year to its chief executive officer and its other four most highly compensated executive officers unless the compensation is “performance based.” Awards under the Senior Executive Annual Incentive Compensation Plan (ICP), grants of stock options and grants of performance awards are designed to be “performance based” compensation. Since we retain discretion with respect to base salaries and certain other compensation awards, those elements would not qualify as “performance based” compensation for these purposes. For fiscal year 2006, we believe that all of the compensation for the Named Executive Officers is deductible under this tax code provision.

Compensation Committee

Richard J. Ferris, Chairman

Joseph F. Toot, Jr.

Anthony J. Carbone (member since February 2006)

Chris A. Davis (member through February 2006)

Mark Donegan (member since September 2006)

SHAREOWNER RETURN PERFORMANCE PRESENTATION

Comparison of Five Year Cumulative Total Return

Rockwell Collins, Inc., S&P Composite-500, S&P Aerospace and Defense

The cumulative total returns on our Common Stock and each index as of the dates set forth below and plotted in the above graph are as follows:

	Cumulative Total Returns
	9/30/01	9/30/02	9/30/03	10/01/04	9/30/05	9/29/06
Rockwell Collins, Inc.	$100.00	$157.21	$183.86	$273.87	$360.17	$413.25
S&P Composite-500	100.00	79.52	98.92	112.62	126.42	140.08
S&P Aerospace and Defense	100.00	110.36	112.60	150.68	174.76	211.80
Closing market price at specified date	14.20	21.94	25.25	37.91	48.32	54.84

PROPOSAL TO APPROVE THE SELECTION OF AUDITORS

The Audit Committee of our Board of Directors has selected the firm of Deloitte & Touche LLP (“Deloitte”) as our auditors for fiscal year 2007, subject to the approval of our shareowners. Deloitte has acted as our auditors since our inception as a public company in June 2001.

Before the Audit Committee selected Deloitte, it carefully considered the qualifications of that firm, including their prior performance and their reputation for integrity and for competence in the fields of accounting and auditing. Representatives of the auditors are expected to be present at the annual meeting and they will be available to respond to appropriate questions.

Fees Paid to Independent Auditors

The aggregate fees billed by Deloitte in fiscal years 2006 and 2005 were as follows (in thousands):

	2006	2005
Audit Fees (1)	$2,985	$2,925
Audit-Related Fees (2)	486	263
Tax Fees (3)	290	389
All Other Fees	—	—

Total	$3,761	$3,577

(1)	For professional services performed by Deloitte for the audit of our annual financial statements, assessment of our internal control over financial reporting and review of financial statements included in our quarterly reports on Form 10-Q and services that are normally provided in connection with statutory and regulatory filings or engagements.

(2)	For assurance and related services performed by Deloitte that are reasonably related to the performance of the audit or review of our financial statements. This includes: employee benefit and compensation plan audits (including $216,000 in 2006 and $162,000 in 2005 for services performed for and paid by the plans); attestations by Deloitte that are not required by statute or regulations; and consulting on financial accounting and reporting standards.

(3)	For tax compliance services, including preparation of original and amended tax returns, refund claims, tax audit assistance and tax work stemming from audit-related items ($255,000 in 2006 and $239,000 in 2005) and tax planning services including research and advice on federal, state and international tax matters ($35,000 in 2006 and $150,000 in 2005).

Pre-Approval of Audit and Non-Audit Services

The Audit Committee has adopted a pre-approval policy requiring it to pre-approve the audit and permissible non-audit services performed by the independent auditor in order to assure that the provision of such services does not impair the auditor’s independence. The Audit Committee pre-approved all the fiscal year 2006 services provided by Deloitte. The Audit Committee also pre-approved in November 2006 certain audit and non-audit services contemplated to be performed by Deloitte in fiscal year 2007. The pre-approval policy requires that the details be provided to the Audit Committee of the particular service or category of service contemplated to be performed and such services are generally subject to a specific budget. The Audit Committee may also pre-approve separately services to be performed on a case-by-case basis. The Audit Committee may delegate pre-approval authority to one or more of its members, but not to management. Any pre-approvals by a member under this delegation are to be reported to the Audit Committee at its next scheduled meeting. Management and Deloitte are required to periodically report to the Audit Committee on the extent of the services provided by Deloitte pursuant to the pre-approval, including the fees for the services performed to date.

The Board of Directors recommends that you vote “FOR” the selection of Deloitte & Touche LLP as our auditors, which is presented as item (2) on the accompanying proxy card.

VOTE REQUIRED

The three nominees for election as directors to serve until the 2010 Annual Meeting of Shareowners who receive the greatest number of votes cast for the election of directors at the meeting by the holders of our Common Stock entitled to vote at the meeting, a quorum being present, shall become directors at the conclusion of the tabulation of votes. An affirmative vote of the holders of a majority of the voting power of our Common Stock present in person or represented by proxy and entitled to vote on the subject matter, a quorum being present, is necessary to approve the action proposed in item (2) of the accompanying Notice of 2007 Annual Meeting of Shareowners. The presence, in person or by proxy, of the holders of at least a majority of the shares of our Common Stock issued and outstanding on the record date set for the meeting is necessary to have a quorum for the annual meeting.

Under Delaware law and our Restated Certificate of Incorporation and By-Laws, the aggregate number of votes entitled to be cast by all shareowners present in person or represented by proxy at the meeting and entitled to vote on the subject matter, whether those shareowners vote “for”, “against” or abstain from voting (which will exclude broker non-votes), will be counted for purposes of determining the minimum number of affirmative votes required for approval of the action proposed in item (2) and the total number of votes cast “for” that matter will be counted for purposes of determining whether sufficient affirmative votes have been cast. The shares of a shareowner who abstains from voting on a matter or whose shares are not voted by reason of a broker non-vote on a particular matter will be counted for purposes of determining whether a quorum is present at the meeting so long as the shareowner is present in person or represented by proxy. An abstention from voting or a broker non-vote on a matter by a shareowner present in person or represented by proxy at the meeting has no effect in the election of directors (assuming a quorum is present). Although broker non-votes would be entirely disregarded in determining the vote on any other matter, abstentions from voting have the same legal effect as a vote “against” any other matter even though the shareowner or interested parties analyzing the results of the voting may interpret such a vote differently.

OTHER MATTERS

The Board of Directors does not know of any other matters which may be presented at the meeting. Our By-Laws required notice by November 9, 2006 for any matter to be brought before the meeting by a shareowner. In the event of a vote on any matters other than those referred to in items (1) and (2) of the accompanying Notice of 2007 Annual Meeting of Shareowners, it is intended that proxies in the accompanying form will be voted thereon in accordance with the judgment of the person or persons voting such proxies.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Securities Exchange Act requires our executive officers and directors, and persons who own more than ten percent of a registered class of our equity securities, to file reports of ownership and changes in ownership on Forms 3, 4 and 5 with the SEC and the New York Stock Exchange. Officers, directors and greater than ten percent shareowners are required by SEC regulation to furnish us with copies of all Forms 3, 4 and 5 they file.

Based solely on our review of copies of such forms we have received and written representations from certain reporting persons confirming that they were not required to file Forms 5 for fiscal year 2006, we believe that all of our executive officers, directors and greater than ten percent beneficial owners complied with all SEC filing requirements applicable to them under Section 16(a) of the Securities Exchange Act with respect to transactions during fiscal year 2006.

ANNUAL REPORTS

Our 2006 Annual Report to Shareowners, including financial statements for fiscal year 2006, is being mailed to shareowners together with this Proxy Statement.

We will provide to shareowners, without charge, upon written request, a copy of our Annual Report on Form 10-K for the fiscal year 2006, as filed with the SEC (without exhibits). Exhibits to the Form 10-K will be furnished upon written request and payment of a fee of ten cents per page covering our costs. Written requests should be directed to us at 400 Collins Road NE, Cedar Rapids, Iowa 52498, Attention: Investor Relations.

Our 2006 Annual Report to Shareowners, our Form 10-K for fiscal year 2006 and this Proxy Statement are also available free of charge on our website at www.rockwellcollins.com. All reports we file with the SEC are also available free of charge via EDGAR through the SEC’s website at www.sec.gov.

SHAREOWNER PROPOSALS FOR ANNUAL MEETING IN 2008

To be eligible for inclusion in our proxy statement, shareowner proposals for our 2008 Annual Meeting of Shareowners must be received by us on or before August 21, 2007 at the Office of the Secretary at our corporate headquarters, 400 Collins Road NE, Cedar Rapids, Iowa 52498. In addition, our By-Laws require a shareowner desiring to propose any matter for consideration of the shareowners at our 2008 Annual Meeting of Shareowners to notify our Secretary in writing at the address listed in the preceding sentence on or after October 17, 2007 and on or before November 16, 2007. If the number of directors to be elected to the Board at our 2008 Annual Meeting of Shareowners is increased and there is no public announcement by us naming all of the nominees for director or specifying the increased size of the Board on or before November 6, 2007, a shareowner proposal with respect to nominees for any new position created by such increase will be considered timely if received by our Secretary not later than the tenth day following such public announcement by us.

EXPENSES OF SOLICITATION

The cost of the solicitation of proxies will be borne by us. In addition to the use of the mail, proxies may be solicited personally, or by telephone, facsimile or e-mail, by a few of our regular employees without additional compensation. We will reimburse brokers and other persons holding stock in their names, or in the names of nominees, for their expenses for sending proxy material to principals and obtaining their proxies.

ELECTRONIC ACCESS OF PROXY MATERIALS

As an alternative to receiving printed copies of annual reports and proxy materials in future years, we offer shareowners the opportunity to receive annual report and proxy mailings electronically. One of our main goals is to maximize shareowner value. In addition to aligning our businesses to focus on the unique issues and needs of our customers, we are leveraging technology to maximize cost savings. By consenting to electronic access of future annual reports and proxy statements, you will help us reduce printing and postage costs.

To take advantage of this offer, please indicate your consent by following the instructions provided on the accompanying proxy card or as you vote by Internet or you can enroll at www.econsent.com/col/. Please have the proxy card you received in hand when making this election.

If you own your shares through a broker or bank or other nominee, you may contact them directly to request electronic access. You must have access to a computer and the Internet and expect to have such access in the future to be eligible. Selecting this option means that you will no longer receive a printed copy of our annual report and proxy statement unless you request one. Each year you will receive information regarding the Internet website containing the annual report and proxy statement and voting instructions. If you consent to electronic access, you will be responsible for your usual telephone and Internet charges (e.g., online fees) in connection with the electronic access of the proxy materials and annual report.

Your consent to electronic access will continue to be effective until you revoke it. You may cancel your consent at no cost to you at any time by going to www.econsent.com/col/ and following the instructions or by contacting your broker, bank or other nominee.

GENERAL Q&A ABOUT THE MEETING

Why are you receiving this proxy statement?  We are furnishing this proxy statement to you in connection with the solicitation of proxies by the Board of Directors of Rockwell Collins, Inc. for use at the 2007 Annual Meeting of Shareowners to be held on February 13, 2007, and at any adjournments thereof. On or about December 26, 2006, we commenced mailing to our shareowners: (1) this proxy statement, (2) the accompany proxy card, and (3) a copy of our 2006 Annual Report to Shareowners.

What is a proxy?  A proxy is your legal designation of another person to vote the shares you own. That other person is called a proxy. If you designate someone as your proxy in a written document, that document is also called a proxy or a proxy card.

What is a proxy statement?  This document is a proxy statement. It is a document that we are required by law to give you when we ask you to name a proxy to vote your shares. We encourage you to read this proxy statement carefully. In addition, you may obtain information about Rockwell Collins, Inc. from the 2006 Annual Report delivered with this proxy statement.

What is the purpose of the meeting?  The purpose of the 2007 Annual Meeting of Shareowners is to obtain shareowner action on the matters outlined in the notice of meeting included with this proxy statement. These matters include the election of three directors and approval of the selection of Deloitte & Touche LLP as our independent auditors for fiscal year 2007. This proxy statement provides you with detailed information about each of these matters.

Who can vote?  Shareowners of record as of the close of business on December 15, 2006 are entitled to vote. On that day, 167,999,505 shares of Common Stock were outstanding and eligible to vote. Each share is entitled to one vote on each matter presented at the Annual Meeting.

How many shares are you entitled to vote?  The number of shares you own, which you are entitled to vote, are reflected on the proxy card and coded as follows: COM—common shares registered with our Transfer Agent; SAV PL—shares in the Rockwell Collins Savings Plans; or USA ESPP—shares in the United Space Alliance employee stock purchase plan. These designations apply only if you hold your shares through the Transfer Agent or these plans.

What is the difference between a record owner and an owner holding shares in “street name”?  If your shares are registered in your name, you are a record owner. If your shares are in the name of your broker or bank or other nominee, your shares are held in “street name”.

How do you vote if your shares are held in your name as a record owner?  You have a choice of voting by:

•	Internet;
•	Telephone;
•	Mail; or
•	In person at the Annual Meeting.

Voting on the Internet is easy and fast. Go to the website referenced on the enclosed proxy card and follow the instructions. Please have the proxy card in hand when going online. This vote will be counted immediately, and there is no need to send in the proxy card.

Voting by telephone is also simple and fast. Call the toll-free number on the proxy card and listen for further instructions. In order to respond to the questions, you must have a touch-tone phone and the proxy card in hand. This vote will be counted immediately, and there is no need to send in the proxy card.

If you are a shareowner of record, you can save us money by voting by telephone or on the Internet. Alternatively, you can vote by mail by completing, signing, dating and mailing the enclosed proxy card. If you plan to attend the Annual Meeting, you can vote in person. In order to vote in person at the Annual Meeting, you will need to bring proper identification with you to the meeting. As long as your shares are registered in your name, you may revoke your proxy at any time before it is exercised. There are several ways you can do this:

•	By filing a written notice of revocation with our Corporate Secretary;
•	By duly signing and delivering a proxy that bears a later date;
•	By subsequently voting by telephone or Internet as described above; or
•	By attending the Annual Meeting and voting in person.

How do you vote if your shares are held in “street name”?  If your shares are registered in the name of your broker or nominee, you should vote your shares using the method directed by that broker or other nominee. A large number of banks and brokerage firms are participating in the ADP Investor Communication Services online program. This program provides eligible “street” name shareowners the opportunity to vote via the Internet or by telephone. Voting forms will provide instructions for shareowners whose banks or brokerage firms are participating in ADP’s program. If you plan to attend the Annual Meeting and to vote in person, you should contact your broker or nominee to obtain a broker’s proxy card and bring it, together with proper identification and your account statement or other evidence of your share ownership, with you to the Annual Meeting. If your shares are held in street name, you must contact your broker or nominee to revoke your proxy.

How do you vote if you participate in our Direct Stock Purchase and Dividend Reinvestment Plan?  Shareowners participating in the Wells Fargo, Shareowner Service Plus Plan that allows for direct stock purchases and dividend reinvestment are record owners, and Wells Fargo will vote the shares that it holds for the participant's account only in accordance with the proxy returned by the participant to Wells Fargo, or in accordance with instructions given pursuant to our telephone or Internet voting procedures.

How do you vote shares held in the Rockwell Collins Savings Plans?  If you are a participant in the Rockwell Collins Savings Plans, the portion of the voting card providing directions to the trustee will serve as the voting instruction card to the trustee of the plans for all shares of our Common Stock that you own through the plan(s).

Will your vote be confidential?  It is our policy to keep confidential the proxy cards, ballots and voting tabulations that identify individual shareowners, except as may be necessary to meet any applicable legal requirements and, in the case of any contested proxy solicitation, as may be necessary to permit proper parties to verify the propriety of proxies presented by any person and the results of the voting. The judges of election and any employees associated with processing proxy cards or ballots and tabulating the vote are required to acknowledge their responsibility to comply with this policy of confidentiality.

What are your voting choices and what is the required vote?  By giving us your proxy, you authorize our senior management to vote your shares at the Annual Meeting or any adjournments thereof in the manner you indicate.

Proposal 1: Election of Directors.  With respect to the election of nominees for director, you may:

•	Vote “for” the election of all of the nominees for director named in this proxy statement;
•	“Withhold” authority to vote for all of the nominees; or
•	Withhold authority to vote for any individual nominee by writing that nominee’s number in the space provided.

If a quorum is present at the Annual Meeting, the three nominees receiving the greatest number of votes will be elected to serve as directors. Because of this, non-voted shares and shares whose votes are withheld will not affect the outcome of the election for directors. Shareowners may not vote for more than three nominees.

Proposal 2: Approval of Selection of Auditors.  With respect to this proposal, you may:

•	Vote “for” the proposal;
•	Vote “against” the proposal; or
•	“Abstain” from voting on the proposal.

If a quorum is present at the Annual Meeting, the affirmative vote of a majority of the shares represented at the Annual Meeting and entitled to vote on this proposal will be required to approve the proposal. Because of this, a vote to abstain from voting on any of these matters will have the effect of a vote against such matter.

What does it mean if you receive more than one proxy card?  If you receive more than one proxy card, it likely means you have multiple accounts with brokers, our savings plans and/or our transfer agent. Please vote all of these shares.

Where can you find the voting results of the Annual Meeting? We intend to announce the preliminary voting results at the Annual Meeting and publish final results in our quarterly report on Form 10-Q for the second quarter of fiscal year 2007.

December 18, 2006

If you plan to attend the Annual Meeting of Shareowners to be held in Cedar Rapids, Iowa on February 13, 2007, please be sure to:

•      mark the appropriate box on the proxy card and mail the card using the enclosed envelope; or

•      indicate your desire to attend the meeting through our telephone or Internet voting procedures; or

•      call the Corporation’s Shareowner Relations line at (319) 295-4045.

If you indicated “Yes” you plan to attend, then your name will be on the admittance list at the Annual Meeting Registration Desk.

ROCKWELL COLLINS, INC.

ANNUAL MEETING OF SHAREOWNERS

TUESDAY, FEBRUARY 13, 2007

10:00 A.M.

THE CEDAR RAPIDS MARRIOTT

1200 COLLINS ROAD NE

CEDAR RAPIDS, IA 52402

YOUR VOTE IS IMPORTANT!

You can vote by Internet, telephone or mail.

See the instructions on the other side of this proxy card.

REDUCE PAPER FLOW TO YOUR HOME: You can enjoy the convenience of viewing annual reports and proxy statements on-line. By consenting to electronic access, you will help us reduce printing and postage costs. If you would like to take advantage of this offer, please enroll at www.econsent.com/col/ and follow the easy instructions.

If you consented to access your proxy information electronically, you may view it by going to the following Rockwell Collins’ website: www.shareholder.com/col/annual.cfm

PROXY ROCKWELL COLLINS, INC. SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

The undersigned hereby appoints Clayton M. Jones and Gary R. Chadick, jointly and severally, with full power of substitution, to vote shares of capital stock which the undersigned is entitled to vote at the Annual Meeting of Shareowners of Rockwell Collins, Inc. to be held at The Cedar Rapids Marriott, 1200 Collins Road NE, Cedar Rapids, Iowa on February 13, 2007, or any postponement(s) or adjournment(s) thereof. Such proxies are directed to vote as specified or, if no specification is made, FOR proposal (1) the election of the three nominees proposed for election as directors with terms expiring at the Annual Meeting in 2010; FOR proposal (2) the selection of auditors. The proxies are authorized to vote in accordance with their discretion on such other matters as may properly come before the meeting.

This card also constitutes your voting instructions for shares held of record in the savings plans of Rockwell Collins, Inc. (the Rockwell Collins Retirement Savings Plan and the Rockwell Collins Retirement Savings Plan for Bargaining Unit Employees (“Plans”)) and the undersigned hereby authorizes the trustee of these Plans to vote the undersigned’s shares held in their accounts. The trustee is authorized under certain circumstances and in its discretion to vote upon such other business as may properly come before the meeting or any postponement(s) or adjournment(s) thereof. Any voting directions that are provided without specifying a particular vote will be voted FOR proposals (1) and (2). If a participant does not provide voting directions by February 8, 2007, the shares attributable to the participant’s account will be voted by the trustee in proportion to responses received from other participants.

To vote in accordance with the Board of Directors’ recommendations just sign and date the other side; no boxes need to be checked.

See reverse for voting instructions.

COMPANY #

VOTE BY PHONE — TOLL FREE — 1-800-560-1965 — QUICK *** EASY *** IMMEDIATE

Use any touch-tone telephone to transmit your voting instructions until 11:59 p.m. (Central Time) on February 12, 2007. Have your proxy card and the last four digits of your Social Security Number or Tax Identification Number available when you call and then follow the instructions.

VOTE BY INTERNET — http://www.eproxy.com/col/ — QUICK *** EASY *** IMMEDIATE

Use the Internet to transmit your voting instructions and for electronic delivery information until 11:59 p.m. (Central Time) on February 12, 2007. Have your proxy card and the last four digits of your Social Security Number or Tax Identification Number available when you access the web site and follow the instructions to obtain your records and create an electronic voting instruction form.

VOTE BY MAIL

Mark, sign and date your proxy card and return it in the postage-paid envelope we’ve provided or return it to Rockwell Collins, Inc., c/o Shareowner ServicesSM, P.O. Box 64873, St. Paul, MN 55164-0873.

YOUR VOTE IS IMPORTANT

Vote by Internet or Telephone or Mail 24 Hours a Day, 7 Days a Week

Your telephone or Internet vote authorizes the named proxies to vote your shares in the same manner as if you marked, signed and returned your proxy card.

If you vote your proxy by telephone or Internet, you do NOT need to mail back your proxy card.

ò     Please detach here     ò

The Board of Directors Recommends a Vote FOR Proposals 1 and 2.

PROPOSAL 1: ELECTION OF THREE DIRECTORS:

1. For the election of three directors to serve as Class III directors:	01 D.R. Beall 02 M. Donegan 03 A.J. Policano	☐	Vote FOR all nominees (except as noted below)	☐	Vote WITHHELD from all nominees

(Instructions: To withhold authority to vote for any indicated nominee, write the number(s) of the nominee(s) in the box provided to the right.)

PROPOSAL 2: SELECTION OF AUDITORS:

	2. For the selection of Deloitte & Touche LLP as our auditors for fiscal year 2007.	☐	For ☐ Against	☐	Abstain

Please indicate if you plan to attend this meeting. ☐ Yes ☐ No

If you indicated “Yes” you plan to attend, then your name will be on the admittance list at the Annual Meeting Registration Desk.

	Address Change? Mark Box ☐ Indicate changes below:		Date ________________________________________________

Signature(s) in Box
Please sign exactly as your name(s) appears on Proxy. If held in joint tenancy, all persons must sign. Trustee, administrators, etc., should include title and authority. Corporations should provide full name of corporation and title of authorized officer signing the proxy.